Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting in the Annual Report of eLoyalty Corporation and Subsidiaries on Form 10-K for the year ended January 1, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of eLoyalty Corporation on Form S-3 (File No. 333-100051 effective September 24, 2002) and Forms S-8 (File Nos. 333-150671 effective May 6, 2008, 333-143114 effective May 21, 2007, 333-101031 effective November 6, 2002, 333-68530 effective August 28, 2001, 333-68540 effective August 28, 2001, 333-42284 effective July 26, 2000, 333-96473 effective February 14, 2000, 333-30374 effective February 14, 2000, 333-96473 effective February 9, 2000 and 333-172187 effective February 11, 2011).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 17, 2011